UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

AMERICA’S SUPPLIERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-27012 (Commission File Number)	27-1445090 (I.R.S. Employer Identification No.)

7575 E. Redfield Rd., Suite 201, Scottsdale, AZ 85260

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (480)-922-8155

                                              Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 4, 2013, Jeffrey Dorsey was elected as the Secretary and Treasurer of America’s Suppliers, Inc. (the “Company”). Mr. Dorsey’s job responsibilities include functions typically performed by persons serving as a secretary or treasurer of a company of similar size and organizational structure as the Company.

Mr. Dorsey, who is 34 years old, was selected to serve as Secretary and Treasurer because of his experience in the industry and familiarity with the Company. Mr. Dorsey was appointed as the Vice President of Finance and Operations of the Company effective July 25, 2013. For approximately two years prior to joining the Company, Mr. Dorsey served as the Director of Finance for the Specialty Solutions division of Cardinal Health, Inc., a Fortune 19 company that provides products and services that help pharmacies, hospitals, surgery centers, physician offices and other healthcare providers (“Cardinal Health”). In that capacity, he acted as divisional controller and was responsible for the financial planning and analysis, as well as accounting oversight functions, of the division. From 2008 to 2011, Mr. Dorsey was the Director of Financial Planning and Analysis for Cardinal Health’s Pharmaceutical Segment, where his primary responsibilities included managing the budgeting, forecasting and reporting process for the Pharmaceutical reporting segment. Prior to that, from 2006 to 2008, he oversaw and was involved in the testing and documenting of Cardinal Health’s key financial statement controls as its Director of Internal Control Services. Mr. Dorsey received his Bachelors of Science in Business Administration from Miami University in Oxford, Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Suppliers, Inc.

By:	/s/ Marc Joseph
Name:	Marc Joseph
Title:	President and Chief Executive Officer

Date: November 6, 2013